EXHIBIT 99.2

Payman Khales to assume the role of Integer Chief Operating Officer and Andrew Senn to become President, Cardio & Vascular in the first quarter of 2025

PLANO, Texas, Oct. 24, 2024 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE: ITGR), a leading medical device contract development and manufacturing organization (CDMO), today announced that Payman Khales will assume the newly created role of Chief Operating Officer during the first quarter of 2025. Andrew Senn will take Mr. Khales’ place as the President, Cardio & Vascular at the same time.

Mr. Khales joined the Company in early 2018 and has served as the President, Cardio & Vascular. Under his leadership, this business has accelerated its sales and market penetration and achieved above-market growth.

As Integer’s Chief Operating Officer, Mr. Khales will oversee both of Integer’s product categories (Cardio & Vascular and Cardiac Rhythm Management & Neuromodulation) along with Global Operations and Manufacturing Strategy. “The role of COO will be focused on sharing best practices between the product categories and enhancing the execution and speed of Integer’s global operational excellence initiatives,” said Joe Dziedzic, Integer’s President and Chief Executive Officer.

Mr. Senn has been with Integer for eighteen years, including fifteen years in our Cardio & Vascular product category, and his most recent executive role has been Senior Vice President, Strategy, Business Development, and Investor Relations. Mr. Senn will apply his deep technical knowledge and extensive leadership experience gained through program management, research and development, marketing, and sales roles at Integer and St. Jude Medical, to further guide the Cardio & Vascular product category along its growth journey.

“During his time with Integer, Payman has done an exceptional job leading the global Cardio & Vascular product category by establishing a successful market/customer-based strategy that has driven above market growth and improved profitability. With his proven expertise in commercial business leadership and his deep understanding of Integer’s product development and manufacturing operations, he is uniquely positioned to take on a greater responsibility within the Company,” said Mr. Dziedzic. He added, “Andrew has served successfully in many roles at Integer, from research and development to sales to the head of corporate strategy. He has a deep knowledge of the industry and a strong customer focus and is ideally suited to continue the growth of our Cardio & Vascular business.”

Mr. Khales said, “I am honored to become Integer’s Chief Operating Officer and look forward to working closely with Jim Stephens (President CRM&N), John Harris (EVP, Global Operations and Manufacturing Strategy) and Andrew in his new role. Together we will continue to serve our customers through development of high-quality complex products and processes, achieving above-market growth over the long term.”

Before joining Integer, Mr. Khales served as President of the Environmental Technologies business segment for CECO Environmental Corp., a diversified global provider of engineered technologies to the environmental, energy, and fluid handling and filtration industrial segments. Prior to that, he held several progressive executive leadership roles at Ingersoll Rand Company.

Mr. Khales holds an Executive Master of Business Administration from Indiana University’s Kelley School of Business, and a Bachelor of Science in Mechanical Engineering from École Polytechnique de Montréal.

Mr. Senn was Director of Program Management responsible for electrophysiology systems at St. Jude Medical prior to joining Integer.

Mr. Senn holds a Master of Business Administration with concentrations in Finance, Marketing and Medical Industry Leadership from the Carlson School of Management at the University of Minnesota and a Master of Science in Technology Management, Bachelor of Science in Mechanical Engineering and a Bachelor of Arts in Business Administration from the University of St. Thomas.

About Integer®
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, Integer is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

Investor Relations: Andrew Senn andrew.senn@integer.net 763.951.8312	Media Relations: Kelly Butler kelly.butler@integer.net 469.731.6617